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                                NUCOR CORPORATION
                     Exhibits 11 and 21 to Form 10-K - 2001

EXHIBIT 11 - COMPUTATION OF NET EARNINGS PER SHARE
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
                                                       Year ended December 31,
                                              ----------------------------------------
                                                      2001      2000          1999
                                              ------------  ------------  ------------
BASIC:
Basic net earnings.........................   $112,961,007  $310,907,988  $244,589,094
                                              ============  ============  ============
Average shares outstanding.................     77,707,832    81,762,429    87,247,160
                                                ==========    ==========    ==========
Basic net earnings per share...............          $1.45         $3.80        $2.80
                                                    ======         =====        ======
DILUTED:
Diluted net earnings.......................   $112,961,007  $310,907,988  $244,589,094
                                              ============  ============  ============
Diluted average shares outstanding:
   Basic shares outstanding.................    77,707,832    81,762,429    87,247,160
   Dilutive effect of employee stock options        75,412        14,825        40,116
                                              ------------  ------------  ------------
                                                77,783,244    81,777,254    87,287,276
                                              ============  ============  ============
Diluted net earnings per share.............          $1.45         $3.80         $2.80
                                                     =====         =====         =====
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